Exhibit 99.1

Heinz Reports Record Fiscal 2009 Sales and Profit

Fiscal 2009 Full-Year Financial Highlights

  Record sales exceeding $10.1 billion
  Organic sales growth of 5.5%
  Organic sales of Top 15 brands grew 7.4%, with ketchup up 9.1% (Reported sales grew 2.1% and 3.2%, respectively)
  Record net income of $923 million (+9.2% versus Fiscal 2008)
  EPS of $2.90, up 10.3%
  Operating Free Cash Flow of $880 million exceeded target
  After-tax ROIC increased 160 bps to 18.4%

Fiscal 2010 Outlook

Heinz expects:

  On a constant currency basis, sales growth of 4 to 6%, operating income up 6 to 8% and EPS growth of 5 to 8%
  Operating Free Cash Flow of $850 to $900 million
  Increased investments in marketing and R&D (constant currency) to drive growth
  Approximately $250 million in productivity savings (2.5% of sales)
  Flat fixed costs on a constant currency basis in developed markets, excluding impact of acquisitions
  Foreign currency translation and UK transaction rates to impact reported results
  Based on recent average currency rates, reported EPS is expected to be in the range of $2.60 to $2.70 for the year

Reconciliation of non-GAAP amounts are set forth in the attached financial tables. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating Free Cash Flow is defined as cash from operations less capital expenditures net of proceeds from disposal of PP&E. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year), the impact of the fluctuation in the British Pound versus the Euro and U.S. Dollar cross rates on transaction costs (impact of currency on particular transactions such as raw material sourcing), and the $107 million impact of Fiscal 2009 currency translation hedges.

PITTSBURGH--(BUSINESS WIRE)--May 28, 2009--The H. J. Heinz Company (NYSE:HNZ) today reported record sales and profit for Fiscal 2009 with 10.3% growth in earnings per share and 9.2% growth in net income. Organic sales increased 5.5%, led by strong performances in Emerging Markets, a key growth driver, and North American Consumer Products. The Company benefited from higher sales of Heinz® Ketchup, Classico® pasta sauces, Complan® nutritional beverages and other leading brands as the consumer trend of at-home eating accelerated in response to the global recession.

“Heinz delivered record sales and profit in Fiscal 2009 despite the difficult global environment,” said William R. Johnson, Chairman, President and CEO. “Heinz brands around the world performed well, benefitting from the growing trend of at-home dining.”

Fiscal 2009 Financial Results

Sales in Emerging Markets grew 8.8% on a reported basis and 15.7% on an organic basis, propelled by double-digit organic sales growth in India, Indonesia, Latin America, Poland and baby food in China. In Russia, the world’s second-largest ketchup market, Heinz has become the leader in the Ketchup, Condiments & Sauces category. In India, sales of Complan® have doubled over the past three years and are nearing $100 million.

“Emerging Markets are a key driver of long-term growth for Heinz and they remain on target to generate 20% of our total sales by 2013,” Mr. Johnson said.

Heinz achieved organic sales growth in North American Consumer Products, Asia/Pacific, Europe and Rest of World. Total sales in Fiscal 2009 grew to a record $10.15 billion from $10.07 billion the prior year. Sales grew on a constant currency basis by 7.4% in Fiscal 2009; however, reported sales were reduced by approximately $665 million due to unfavorable translation rates in international markets. In addition, the decline in restaurant traffic continued to impact the Company’s U.S. Foodservice business. About 60% of Heinz’s sales and the majority of the Company’s profit in Fiscal 2009 were generated outside the U.S.

Reported Operating Income declined 4.8% to $1.49 billion due to the negative impact of currency translation (7.7%) and transaction currency cross rates costs in the UK (2.8%). On a constant currency basis, operating income increased 5.7%. Below operating income, Heinz was able to offset almost 90% of the translation currency impact on operating income through currency translation hedging contracts. Fiscal 2009 also included a mark-to-market $20 million gain on the total return swap related to dealer remarketable securities, offsetting much of the additional cost of that debt in Fiscal 2009. Heinz also had a lower tax rate of 28.8%.

In the fiscal year ended April 29, 2009, earnings per share rose to $2.90, from $2.63 a year ago. Full-year net income increased to $923 million.

Heinz reported Operating Free Cash Flow of $880 million, after making an incremental $65 million discretionary pension payment.

Fiscal 2010 Outlook

“Heinz is well positioned for future growth, with strong category-leading brands and core businesses that continue to perform well in this changing environment,” Mr. Johnson said. “We expect to deliver solid EPS and sales growth on a constant currency basis in Fiscal 2010, however, our reported results will likely be affected by unprecedented currency volatility.”

On a constant currency basis:

  Heinz expects sales growth of 4 to 6%
  Heinz anticipates 6 to 8% growth in Operating Income
  Heinz projects EPS growth of 5 to 8%

On a reported basis:

  Based on recent average currency rates, EPS is expected to be in the range of $2.60 to $2.70 for the year.
  The Company is projecting Operating Free Cash Flow of $850 to $900 million.

Heinz will continue to execute the strategy that has generated excellent results over the last three years, with a planned 7 to 10% increase in brand-building marketing investments in Fiscal 2010 (on a constant currency basis) and a heightened emphasis on cost control and global productivity. Heinz has a target of $250 million in productivity savings in Fiscal 2010.

Heinz Increases Dividend

Following its strong performance in Fiscal 2009, Heinz today announced that it will increase its annualized common stock dividend in Fiscal 2010 by 2 cents, to $1.68 from $1.66. Heinz has increased the dividend by 56% since adjusting it for the Del Monte spinoff in December 2002.

Mr. Johnson said, “This dividend increase reflects the ongoing confidence of management and the Heinz Board of Directors in the future of Heinz. We have world-class brands, a proven plan that is delivering growth in our core businesses and Emerging Markets, excellent Cash Flow and one of the best teams in the industry.”

Fiscal 2009 Full-Year Segment Highlights

North American Consumer Products

Organic sales of the North American Consumer Products segment increased 6.4%, while reported sales rose 4.1%. New products such as Ore-Ida® Steam n’ MashTM potatoes and pricing drove the growth. Net prices grew 6.8% reflecting increases taken across the majority of the product portfolio to help offset higher commodity costs. Volume was relatively flat (-0.4%). Unfavorable Canadian exchange translation rates decreased sales 2.3%. Operating income increased 6.8% due to higher pricing and an improved operating margin.

Europe

Organic sales in Europe increased 6.1%, while reported sales declined 3.4% due to the impact of foreign currency translation. Net pricing increased 7.1%, driven by Heinz® Ketchup, beans and soup, broad-based increases in Heinz's Russian business, frozen products in the UK and Italian infant nutrition. Volume declined slightly, down 1% reflecting lower sales in the UK frozen business. Acquisitions, net of divestitures, increased sales 2.5%, primarily due to the acquisition of the Bénédicta® sauce business in France during the second quarter of this year and the Wyko® sauce business in the Netherlands at the end of Fiscal 2008. Unfavorable foreign exchange translation rates decreased sales by 12%.

Heinz Europe sales and profits reflect an almost 12% unfavorable impact this year from translation, and another 7% from UK cross currency transaction movements. As a result, operating income declined 11.9%; however, on a constant currency basis, operating income would have increased 7%.

Asia/Pacific

Heinz Asia/Pacific organic sales increased 4.7% and reported sales rose 1.7%. Pricing increased 6.1%, due primarily to increases in sardines and ABC® sauces and syrup in Indonesia and improved pricing across almost all categories in Australia and New Zealand. Volume decreased modestly, down 1.4%. Acquisitions increased sales 6.8%, due to the third-quarter acquisitions of Golden Circle Limited, a leading fruit and juice business in Australia, and La Bonne Cuisine, a chilled dip business in New Zealand. Unfavorable foreign exchange translation rates decreased sales by 9.8%. Operating income decreased 6.4%, due to a 15.3% impact of currency translation.

U.S. Foodservice

Sales of the U.S. Foodservice segment decreased 3.4%. Pricing increased sales 3.5%, largely due to increases on Heinz® Ketchup, portion control condiments, frozen soup and tomato products. Volume decreased by 6%, reflecting reduced restaurant traffic, Heinz’s decision to exit lower-margin products and customers, and increased competition on Heinz's non-branded products. Divestitures reduced sales 0.9%. Operating income decreased 23.8% due primarily to lower volume, limited pricing and higher commodity and manufacturing costs.

Rest of World

Sales for Rest of World increased 27.3%, with organic growth of 32.2%. Volume increased 4.6% driven by increases in Latin America and the Middle East. Higher pricing increased sales by 27.6%, largely due to inflation in Latin America and commodity-related price increases in South Africa and the Middle East. Foreign exchange translation rates decreased sales 5.2%. Operating income increased 15.2%.

Fiscal 2009 Fourth-Quarter Results

Heinz reported 5.2% organic sales growth for the fourth quarter ended April 29, 2009. Reported sales declined 5.6% due to the impact of currency (-13.9%). Net pricing increased sales by 7.5%, as price increases were taken across the Company’s portfolio to help offset increases in commodity costs. Volume decreased 2.3%, primarily due to a reduction in U.S. Foodservice volume related to declining restaurant sales, which more than offset strong volume growth in India and Continental Europe. Acquisitions, net of divestitures, increased sales by 3.1%. Heinz reported net income of $175 million. EPS of $0.55 came in at the high end of the Company’s expected range.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst meeting today at 8:30 a.m. (Eastern Daylight Time). The meeting will be webcast live on www.heinz.com and will be archived for playback. Listen only: U.S./Canada Dial In: (800) 933-5758. International Dial In: (706) 758-0005. There will be a question and answer session for attending audience members only.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and interest rate fluctuations,
  changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, economic or political instability in those markets, particularly in Venezuela, and the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 30, 2008.

The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H. J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, Boston Market® meals, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on five continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®. Information on Heinz is available at www.heinz.com.

H. J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	April 29, 2009	April 30, 2008	April 29, 2009	April 30, 2008
	FY2009	FY2008	FY2009	FY2008

Sales	$2,537,757	$2,688,251	$10,148,082	$10,070,778
Cost of products sold	1,663,445	1,713,177	6,564,447	6,390,086
Gross profit	874,312	975,074	3,583,635	3,680,692

Selling, general and administrative expenses	541,083	599,813	2,089,983	2,111,725
Operating income	333,229	375,261	1,493,652	1,568,967

Interest income	16,166	8,860	64,150	41,519
Interest expense	85,121	82,682	339,635	364,856
Other (expense)/income, net	(6,510)	(5,936)	78,033	(27,836)
Income before income taxes	257,764	295,503	1,296,200	1,217,794

Provision for income taxes	82,629	101,441	373,128	372,869

Net income	$175,135	$194,062	$923,072	$844,925

Income per common share - Diluted	$0.55	$0.61	$2.90	$2.63

Average common shares outstanding - diluted	318,347	317,967	318,063	321,717

Income per common share - Basic	$0.56	$0.62	$2.94	$2.67

Average common shares outstanding - basic	314,793	313,348	313,747	317,019

Cash dividends per share	$0.415	$0.38	$1.66	$1.52

(Totals may not add due to rounding)

H. J. Heinz Company and Subsidiaries
Segment Data

	Fourth Quarter Ended		Fiscal Year Ended
	April 29, 2009	April 30, 2008	April 29, 2009	April 30, 2008
	FY2009	FY2008	FY2009	FY2008
Net external sales:
North American Consumer Products	$805,929	$782,974	$3,135,994	$3,011,513
Europe	800,196	970,776	3,410,735	3,532,326
Asia/Pacific	429,042	446,096	1,627,443	1,599,860
U.S. Foodservice	381,180	388,655	1,505,953	1,559,370
Rest of World	121,410	99,750	467,957	367,709
Consolidated Totals	$2,537,757	$2,688,251	$10,148,082	$10,070,778

Operating income (loss):
North American Consumer Products	$173,715	$165,080	$724,763	$678,388
Europe	136,429	174,196	561,260	636,866
Asia/Pacific	33,757	47,155	182,472	194,900
U.S. Foodservice	29,258	27,771	129,209	169,581
Rest of World	13,023	11,291	52,348	45,437
Non-Operating	(52,953)	(50,232)	(156,400)	(156,205)
Consolidated Totals	$333,229	$375,261	$1,493,652	$1,568,967

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,075,517	$1,099,697	$4,251,583	$4,081,864
Meals and Snacks	1,058,248	1,193,900	4,361,878	4,521,697
Infant/Nutrition	275,078	305,456	1,105,313	1,089,544
Other	128,914	89,198	429,308	377,673
Total	$2,537,757	$2,688,251	$10,148,082	$10,070,778

H. J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated May 28, 2009:

Operating Free Cash Flow Calculation	Fourth Quarter Ended				Fiscal Year Ended
(amounts in thousands)	April 29, 2009		April 30, 2008		April 29, 2009		April 30, 2008
	FY 2009		FY 2008		FY 2009		FY 2008
Cash provided by operating activities	$660,965		$717,635		$1,166,882		$1,188,303
Capital expenditures	(108,674)		(100,109)		(292,121)		(301,588)
Proceeds from disposals of property, plant and equipment	4,041		7,013		5,407		8,531

Operating Free Cash Flow	$556,332		$624,539		$880,168		$895,246

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Fourth Quarter ended April 29, 2009
											Total Net
					Organic		Foreign		Acquisitions/		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Exchange	+	Divestitures	=	Change
Segment:
North American Consumer Products	(0.3%)		7.6%		7.3%		(4.3%)		0.0%		2.9%
Europe	(1.7%)		6.6%		4.9%		(24.5%)		2.1%		(17.6%)
Asia/Pacific	(3.8%)		6.4%		2.6%		(21.8%)		15.4%		(3.8%)
U.S. Foodservice	(5.8%)		5.1%		(0.7%)		0.0%		(1.2%)		(1.9%)
Rest of World	(1.9%)		28.8%		26.9%		(6.0%)		0.8%		21.7%
Consolidated Totals	(2.3%)		7.5%		5.2%		(13.9%)		3.1%		(5.6%)

	Fiscal Year ended April 29, 2009
											Total Net
					Organic		Foreign		Acquisitions/		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Exchange	+	Divestitures	=	Change
Segment:
North American Consumer Products	(0.4%)		6.8%		6.4%		(2.3%)		0.0%		4.1%
Europe	(1.0%)		7.1%		6.1%		(12.0%)		2.5%		(3.4%)
Asia/Pacific	(1.4%)		6.1%		4.7%		(9.8%)		6.8%		1.7%
U.S. Foodservice	(6.0%)		3.5%		(2.5%)		0.0%		(0.9%)		(3.4%)
Rest of World	4.6%		27.6%		32.2%		(5.2%)		0.2%		27.3%
Consolidated Totals	(1.5%)		7.0%		5.5%		(6.6%)		1.9%		0.8%

(Totals may not add due to rounding)

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

Supplemental Non-GAAP Performance Ratios Referenced in this Release

Organic Sales	Organic Sales Growth	+	Foreign Exchange	+	Acquisitions	=	Total Net Sales Change

Fiscal 2009 YTD Top 15 brands	7.4%		(6.3%)		1.0%		2.1%

Fiscal 2009 YTD global ketchup	9.1%		(5.9%)		0.0%		3.2%

Fiscal 2009 YTD Emerging markets	15.7%		(7.0%)		0.1%		8.8%

Fiscal 2009 YTD India	19.4%		(17.8%)		0.0%		1.6%

Fiscal 2009 YTD Indonesia	13.2%		(9.3%)		0.0%		3.9%

Fiscal 2009 YTD Latin America	38.3%		(2.3%)		0.0%		36.0%

Fiscal 2009 YTD Poland	12.2%		(7.2%)		0.0%		5.0%

Fiscal 2009 YTD China infant feeding	12.6%		8.2%		0.0%		20.8%

Constant Currency Operating Income	Reported Change	+	Foreign Exchange Translation Impact	+	UK Transaction Rate Impact	=	Constant Currency

Fiscal 2009 YTD Europe	(11.9%)		11.8%		7.0%		6.9%

CONTACT:
H. J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048